INDEPENDENT AUDITORS' CONSENT

The Board of Directors
Ambac Assurance Corporation:

We consent to the incorporation by reference in (i) the final Prospectus Supplement of Continental Airlines, Inc., dated March 11, 2002, to the Prospectus dated August 23, 2001, included in Registration Statement No. 333-67886 of Continental Airlines, Inc., and (ii) the Form 8-K of Continental Airlines, Inc., dated March 11, 2002, of our report dated January 22, 2001 on the consolidated financial statements of Ambac Assurance Corporation and its subsidiaries as of December 31, 2000 and 1999, and for each of the years in the three-year period ended December 31, 2000, which report appears in the Annual Report on Form 10-K of Ambac Financial Group, Inc. which was filed with the Securities and Exchange Commission on March 28, 2001 and to the reference to our firm under the heading "Experts" in such final Prospectus Supplement.

                                         KPMG LLP

New York, New York
March 11, 2002